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                                                                   EXHIBIT 23


                               CONSENT OF KPMG LLP


The Board of Directors
Zebra Technologies Corporation:


We consent to the incorporation by reference in the registration statement (No. 333-59733) on Form S-8 of our report dated June 20, 2001 relating to the statements of net assets available for benefits of Zebra Technologies Corporation Profit Sharing and Savings Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the Annual Report on Form 11-K of Zebra Technologies Corporation Profit Sharing and Savings Plan for the fiscal year ended December 31, 2000.



/s/ KPMG LLP



Chicago, Illinois
June 28, 2001


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